Exhibit 99.1

            NEWS RELEASE

Contact:	Investor Relations
708.483.1300 Ext 1331

TreeHouse Foods, Inc. Reports Second Quarter 2014 Results

HIGHLIGHTS

•	Second quarter adjusted EPS increased 29.2% from prior year to $0.84 in 2014

•	Total net sales grew 19.3%, driven by acquisitions and volume/mix; all segments posted improvement

•	North American Retail Grocery volume/mix grew 6.0% in the second quarter

•	Company raises full year adjusted EPS guidance to $3.60-$3.75 due to acquisitions

Oak Brook, IL, August 7, 2014 — TreeHouse Foods, Inc. (NYSE: THS) today reported second quarter earnings of $0.57 per fully diluted share compared to $0.50 per fully diluted share reported for the second quarter of last year. The Company reported that adjusted earnings per share increased 29.2% in the second quarter to $0.84 compared to $0.65 in the prior year, excluding the items described below.

The Company’s 2014 second quarter results included four items noted below that affected the year-over-year quarterly comparison. The first item is a $0.22 per share expense for acquisition, integration and related costs. The second item is a $0.10 per share expense related to the refinancing of the Company’s debt. The third item is a $0.01 per share expense related to the previously announced restructuring of the Company’s soup operations. The last item is a $0.06 per share gain on the foreign currency translation of intercompany notes.

ITEMS AFFECTING DILUTED EPS COMPARABILITY:

	Three Months Ended June 30		Six Months Ended June 30
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Diluted EPS as reported	$0.57	$0.50	$0.95	$1.11
Acquisition, integration and related costs	0.22	0.01	0.27	0.01
Debt refinancing costs	0.10	—	0.42	—
Restructuring/facility consolidation costs	0.01	0.14	0.03	0.28
Foreign currency gain on translation of intercompany notes	(0.06)	—	(0.03)	—
Mark-to-market adjustments	—	—	—	(0.01)

Adjusted EPS	$0.84	$0.65	$1.64	$1.39

“The strength of our second quarter results is a testament to our well-executed private label strategy and our commitment to providing customers with a portfolio of products and services that consumers demand,” said Sam K. Reed, Chairman, President and Chief Executive Officer. “We showed very strong growth in our Retail Grocery segment and delivered positive sales growth in pickles, salad dressings and beverages, as we posted triple-digit year-over-year growth in our single serve coffee business.”

Mr. Reed continued, “We are particularly pleased to announce that we have successfully developed new single serve coffee products that will work in both existing and next generation coffee makers manufactured by the leading supplier of personal at-home brewing systems in the United States. We believe that our introduction of a private label compatible cup is exactly what customers and consumers want: choice, product variety, customization and price competition. We remain confident that innovation in the category will provide us with the avenue for new products and continued strong growth in the single serve beverage category, and we expect to begin shipping in the fourth quarter of this year.”

Adjusted operating earnings before interest, taxes, depreciation, amortization, and non-cash stock based compensation, or Adjusted EBITDA (a reconciliation to net income, the most directly comparable GAAP (generally accepted accounting principles in the United States) measure, appears on the attached schedule), was $87.2 million in the second quarter, a 19.4% increase compared to the prior year. Adjusted EBITDA was higher due to acquisitions and improved volume/mix.

Net sales for the second quarter totaled $628.0 million compared to $526.3 million last year, an increase of 19.3%, largely due to sales from acquisitions and favorable volume/mix in each of our segments, partially offset by unfavorable foreign exchange. Compared to last year, sales in the second quarter for the North American Retail Grocery segment increased 18.2%, sales for the Food Away From Home segment increased 13.6% and sales for the Industrial and Export segment increased 33.1%.

Reported gross margins increased to 21.6% in the second quarter this year from 20.8% last year. The improvement in margins is due in part to the year-over-year reduction of costs associated with restructurings and facility consolidations that are included in cost of sales. After adjusting for these items, cost of sales as a percentage of net sales was flat year-over-year, as an improved sales mix and operational efficiencies help to offset the impact of lower margin contribution from recent acquisitions.

Selling, distribution, general and administrative expenses increased $19.7 million in the second quarter this year, or 32.6%, to $80.2 million from $60.5 million in the same period last year. Included in the increase were net additional costs of $7.0 million associated with acquisitions and integrations. The remaining increase was primarily due to increased distribution and delivery costs resulting from higher volume and general business growth, increased marketing spend and increased ongoing costs associated with acquisitions. After adjusting for the costs associated with acquisitions and integrations, selling, distribution, general and administrative expenses as a percentage of net sales was 11.6% in the current quarter versus 11.4% last year.

Other expense was $10.8 million for the second quarter, a decrease of $2.3 million from $13.1 million in the same period last year. This decrease was due to lower interest expense of $3.3 million, driven by lower average interest rates as a result of the Company’s debt refinancing activities, and gains from foreign exchange of $4.1 million. Partially offsetting this decrease in other expense was the loss on extinguishment of debt related to the refinancing of the Company’s previously issued 7.75% notes due 2018 (“2018 Notes”), which were extinguished during the first six months of 2014.

Income tax expense increased in the second quarter to $12.0 million. The Company’s second quarter effective income tax rate increased to 35.5% from the 2013 second quarter rate of 33.4% due to an increase in state tax expense, acquisition related expenses that are not deductible for tax purposes and the tax impact of a shift in revenue between jurisdictions.

Net income for the second quarter totaled $21.8 million compared to $18.6 million last year.

SEGMENT RESULTS

The Company has three reportable segments:

1.	North American Retail Grocery – This segment sells branded and private label products to customers within the United States and Canada. These products include non-dairy powdered creamers; sweeteners; condensed, ready to serve and powdered soups, broths and gravies; refrigerated and shelf stable salad dressings and sauces; pickles and related products; salsa and Mexican sauces; jams and pie fillings; aseptic products; liquid non-dairy creamer; powdered drinks; single serve hot beverages; specialty teas; hot and cold cereals; baking and mix powders; macaroni and cheese; and skillet dinners.

2.	Food Away From Home – This segment sells non-dairy powdered creamers; sweeteners; pickles and related products; Mexican sauces; refrigerated and shelf stable salad dressings; aseptic products; hot cereals; powdered drinks; and single serve hot beverages to foodservice customers, including restaurant chains and food distribution companies, within the United States and Canada.

3.	Industrial and Export – This segment includes the Company’s co-pack business and non-dairy powdered creamer sales to industrial customers for use in industrial applications, including products for repackaging in portion control packages and for use as ingredients by other food manufacturers; baking and mix powders; pickles and related products; refrigerated and shelf stable salad dressings; Mexican sauces; soup and infant feeding products; hot cereals; powdered drinks; single serve hot beverages; and specialty teas. Export sales are primarily to industrial customers outside of North America.

The direct operating income for the Company’s segments is determined by deducting manufacturing costs from net sales and deducting direct operating costs, such as freight to customers, commissions, and direct selling and marketing expenses. Indirect sales and administrative expenses, including restructuring charges and other corporate costs, are not allocated to the business segments as these costs are managed at the corporate level.

North American Retail Grocery net sales for the second quarter increased 18.2% to $444.2 million from $375.7 million during the same quarter last year, driven by a 13.5% increase from acquisitions and a 6.0% increase in volume/mix, partially offset by the unfavorable impact from foreign exchange. The Company posted volume gains in the beverages (predominantly single serve hot beverages), pickles and dressings categories that were partially offset by volume decreases in the soup category. The volume/mix increase was driven in large part by the continued success of the single serve hot beverages program. Direct operating income margin in the second quarter increased from 16.3% in 2013 to 16.5% in 2014, as the volume growth of higher margin products, specifically single serve hot beverages, and cost savings from operating efficiencies more than offset the lower margin contribution from acquisitions.

Food Away From Home segment net sales for the second quarter increased 13.6% to $97.3 million from $85.7 million during the same quarter last year, due to a 13.6% increase from acquisitions. Slight increases in volume/mix and pricing were offset by decreases in foreign currency fluctuations. Volume/mix was flat in the quarter as volume growth in the beverages (primarily single serve hot beverages) and aseptic categories were partially offset by reductions in the pickles and dressings categories. Direct operating income margin in the second quarter decreased from 14.0% in 2013 to 12.4% in 2014 due to the impact of lower margin sales from the Cains Foods and Associated Brands acquisitions and the unfavorable impact of foreign exchange.

Industrial and Export segment net sales for the second quarter increased 33.1% to $86.4 million from $64.9 million during the same quarter last year, largely driven by a 25.6% increase from acquisitions and a 8.7% increase in volume/mix, offset in part by reduced pricing. The volume/mix increase was primarily driven by volume growth in the beverage enhancers category. Direct operating income margin in the second quarter decreased from 20.8% in 2013 to 15.6% in 2014 primarily due to acquisition and integration costs that increased cost of sales as a percentage of net sales. The remaining increase was due to a shift in sales mix to lower margin products from our legacy business and acquisitions.

OUTLOOK FOR 2014

The Company raised its full year 2014 adjusted earnings per share guidance by $0.10 to $0.15 to a range of $3.60 to $3.75, reflecting the accretion from the recently completed acquisitions of Flagstone Foods and Protenergy Natural Foods. The 2014 earnings outlook is the Company’s best estimates at this time, and is subject to the finalization of asset valuation work on goodwill and amortization of intangibles.

With regard to the outlook for the year, Mr. Reed said, “We are pleased that our legacy businesses continue to perform in line with our original expectations, and are delighted to increase our full year estimates to include our most recent additions – Protenergy Natural Foods and Flagstone Foods. We are looking forward to delivering another year of record sales and earnings. Given our strong cash flow and our prudent capital structure, we will continue to pursue new branches for our TreeHouse in the quarters to come.”

COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION

The adjusted earnings per share data contained in this press release reflects adjustments to reported earnings per share data to eliminate the net expense or net gain related to items identified in the above chart. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management. Because the Company cannot predict the timing and amount of charges associated with items such as acquisition, integration and related costs, or facility closings and reorganizations, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates. These costs are not recorded in any of the Company’s operating segments. Adjusted EBITDA represents adjusted net income before interest expense, income tax expense, depreciation and amortization expense, and non-cash stock based compensation expense. Adjusted EBITDA is a performance measure used by management, and the Company believes it is commonly reported and widely used by investors and other interested parties, as a measure of a company’s operating performance. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. These non-GAAP measures may be different from similar measures used by other companies. A full reconciliation table between reported net income for the three and six month periods ended June 30, 2014 and 2013 calculated according to GAAP and Adjusted EBITDA is attached. Given the inherent uncertainty regarding adjusted items in any future period, a reconciliation of forward-looking financial measures to the most directly comparable GAAP measure is not feasible.

CONFERENCE CALL WEBCAST

A webcast to discuss the Company’s second quarter earnings will be held at 9:00 a.m. (Eastern Time) today and may be accessed by visiting the “Investor Overview” page through the “Investor Relations” menu of the Company’s website at http://www.treehousefoods.com.

ABOUT TREEHOUSE FOODS

TreeHouse is a food manufacturer servicing primarily the retail grocery and foodservice distribution channels. Our products include non-dairy powdered creamers and sweeteners; condensed, ready to serve and powdered soups; refrigerated and shelf stable salad dressings and sauces; powdered drink mixes; single serve hot beverages; specialty teas; hot and cold cereals; macaroni and cheese, skillet dinners, and other value-added side dishes and salads; salsa and Mexican sauces; jams and pie fillings; pickles and related products; aseptic sauces; and liquid non-dairy creamer. We believe we are the largest manufacturer of pickles and non-dairy powdered creamer in the United States, and the largest manufacturer of private label salad dressings, powdered drink mixes, and instant hot cereals in the United States and Canada, based on sales volume.

FORWARD LOOKING STATEMENTS

This press release contains “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “should,” “could,” “expects,” “seek to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause the Company or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievement expressed or implied by these forward-looking statements. TreeHouse’s Form 10-K for the year ended December 31, 2013 and other filings with the SEC, discuss some of the factors that could contribute to these differences. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this presentation. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

FINANCIAL INFORMATION

TREEHOUSE FOODS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended June 30		Six Months Ended June 30
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Net sales	$627,960	$526,346	$1,246,863	$1,066,456
Cost of sales	492,283	416,778	978,195	842,716

Gross profit	135,677	109,568	268,668	223,740
Operating expenses:
Selling and distribution	39,594	31,394	77,611	63,796
General and administrative	40,610	29,106	74,378	56,579
Amortization expense	10,532	8,227	20,566	16,726
Other operating expense (income), net	365	(136)	1,238	1,282

Total operating expenses	91,101	68,591	173,793	138,383

Operating income	44,576	40,977	94,875	85,357
Other expense (income):
Interest expense	9,001	12,230	19,874	25,008
Interest income	(413)	(322)	(581)	(1,000)
(Gain) loss on foreign currency exchange	(4,099)	841	(1,148)	480
Loss on extinguishment of debt	5,259	—	21,944	—
Other expense (income), net	1,088	345	1,003	(368)

Total other expense	10,836	13,094	41,092	24,120

Income before income taxes	33,740	27,883	53,783	61,237
Income taxes	11,981	9,318	17,702	19,698

Net income	$21,759	$18,565	$36,081	$41,539

Weighted average common shares:
Basic	36,961	36,337	36,822	36,323
Diluted	37,990	37,373	37,861	37,312
Net earnings per common share:
Basic	$0.59	$0.51	$0.98	$1.14
Diluted	$0.57	$0.50	$0.95	$1.11
Supplemental Information:
Depreciation and Amortization	$25,651	$28,254	$52,657	$55,138
Stock-based compensation expense, before tax	$5,519	$3,690	$9,699	$7,108
Segment Information:
North American Retail Grocery
Net Sales	$444,244	$375,744	$896,655	$761,825
Direct Operating Income	$73,150	$61,140	$148,726	$126,449
Direct Operating Income Percent	16.5%	16.3%	16.6%	16.6%
Food Away From Home
Net Sales	$97,285	$85,675	$185,960	$167,488
Direct Operating Income	$12,054	$11,958	$21,543	$22,858
Direct Operating Income Percent	12.4%	14.0%	11.6%	13.6%
Industrial and Export
Net Sales	$86,431	$64,927	$164,248	$137,143
Direct Operating Income	$13,476	$13,509	$28,926	$25,914
Direct Operating Income Percent	15.6%	20.8%	17.6%	18.9%

The following table reconciles the Company’s net income to Adjusted EBITDA for the three and six months ended June 30, 2014 and 2013:

TREEHOUSE FOODS, INC.

RECONCILIATION OF REPORTED EARNINGS TO ADJUSTED EBITDA

(In thousands)

	Three Months Ended June 30		Six Months Ended June 30
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Net income as reported	$21,759	$18,565	$36,081	$41,539
Interest expense	9,001	12,230	19,874	25,008
Interest income	(413)	(322)	(581)	(1,000)
Income taxes	11,981	9,318	17,702	19,698
Depreciation and amortization (1)	25,152	21,065	48,931	42,442
Stock-based compensation expense	5,519	3,690	9,699	7,108
Foreign currency gain on translation of intercompany notes (2)	(3,213)	—	(1,401)	—
Mark-to-market adjustments (3)	141	274	24	(499)
Acquisition, integration and related costs (4)	11,580	480	14,142	480
Debt refinancing costs (5)	5,355	—	22,114	—
Restructuring/facility consolidation costs (6)	371	7,790	1,238	15,138

Adjusted EBITDA	$87,233	$73,090	$167,823	$149,914

(1)	Depreciation and amortization excludes $0.5 million and $3.7 million of accelerated depreciation charges included in the acquisition, integration and related costs line of the Adjusted EBITDA reconciliation for the three and six months ended June 30, 2014, respectively. Depreciation and amortization excludes $7.2 million and $12.7 million of accelerated depreciation charges included in the restructuring/facility consolidation costs line of the Adjusted EBITDA reconciliation for the three and six months ended June 30, 2013, respectively.
(2)	Foreign currency gain on translation of cash and notes included in (Gain) loss on foreign currency exchange totaled $3.2 million and $1.4 million for the three and six months ended June 30, 2014, respectively.
(3)	Mark-to-market adjustments included in Other expense (income), net totaled $0.1 million and $24 thousand for the three and six months ended June 30, 2014, respectively. Mark-to-market adjustments included in Other expense (income), net totaled $0.3 million and ($0.5) million for the three and six months ended June 30, 2013, respectively.
(4)	Acquisition, integration and related costs included in General and administrative expense totaled $7.4 million and $8.3 million for the three and six months ended June 30, 2014, respectively. Acquisition, integration and related costs included in Selling and distribution totaled $0.1 million for the three and six months ended June 30, 2014. Acquisition, integration and related costs included in cost of sales totaled $4.1 million and $5.7 million for the three and six months ended June 30, 2014, respectively. Acquisition and integration costs included in General and administrative expense totaled $0.5 million for the three and six months ended June 30, 2013.
(5)	Debt refinancing costs included in Loss on extinguishment of debt totaled $5.3 million and $22.0 million for the three and six months ended June 30, 2014, respectively. Debt refinancing costs included in General and administrative expense totaled $0.1 million and $0.2 million for the three and six months ended June 30, 2014, respectively.
(6)	Restructuring/facility consolidation costs included in Other operating expense (income), net totaled $0.4 million and $1.2 million for the three and six months ended June 30, 2014, respectively. Restructuring/facility consolidation costs included in Cost of sales totaled $7.8 million and $13.7 million for the three and six months ended June 30, 2013, respectively. Restructuring/facility consolidation costs included in Other operating expense (income), net totaled $0 and $1.4 million for the three and six months ended June 30, 2013, respectively.

The following table presents the Company’s change in net sales by segment for the three and six months ended June 30, 2014 vs. 2013:

Three months ended June 30, 2014:

	North American Retail Grocery	Food Away From Home	Industrial and Export
	(unaudited)	(unaudited)	(unaudited)
Volume/mix	6.0%	0.1%	8.7%
Pricing	(0.3)	0.7	(1.1)
Acquisition	13.5	13.6	25.6
Foreign currency	(1.0)	(0.8)	(0.1)

Total change in net sales	18.2%	13.6%	33.1%

Six months ended June 30, 2014:

	North American Retail Grocery	Food Away From Home	Industrial and Export
	(unaudited)	(unaudited)	(unaudited)
Volume/mix	6.0%	(1.1)%	2.0%
Pricing	—	0.6	(1.0)
Acquisition	12.8	12.4	19.0
Foreign currency	(1.1)	(0.9)	(0.2)

Total change in net sales	17.7%	11.0%	19.8%